Exhibit 99.1

INC Research Further Strengthens Board of Directors

through Appointment of Pharmaceutical Executive David Norton

Former Johnson & Johnson leader brings global and therapeutic expertise along with public company board experience to leading CRO

RALEIGH, N.C., Feb. 4, 2015 — INC Research Holdings, Inc. (Nasdaq: INCR), a leading, global Phase I to IV contract research organization, today announced the appointment of David Y. Norton to the Company’s Board of Directors. Mr. Norton, who is an independent director for all SEC and Nasdaq purposes, will be a Class III director serving for a term ending at the Company’s 2017 Annual Meeting. He replaces Steve Faraone, who has resigned after serving on INC Research’s Board for three years.

“We are pleased to welcome David to the INC Research Board,” said Jamie Macdonald, Chief Executive Officer. “His direct experience in successfully growing Johnson & Johnson’s pharmaceuticals group and insights into the wider drug development community should be invaluable as we continue to expand our customer relationships globally.” He continued, “We’d also like to express our gratitude to Steve Faraone for his role and valuable contributions to our Board. We wish him all the best.”

Mr. Norton brings to the INC Research Board a 40-year career in the pharmaceutical industry, most recently serving as Interim Chief Executive Officer of Savient Pharmaceuticals, Inc., from February 2012 to July 2012. Prior to that, he was Company Group Chairman, Global Pharmaceuticals for Johnson & Johnson from May 2009 to September 2011. In this role, he was responsible for leading and developing the company’s strategic growth agenda, including the strategy for licensing, acquisitions and divestments, and ensuring alignment with the global strategic functions, R&D and the commercial organizations. Mr. Norton began his Johnson & Johnson career in 1979 as a Product Manager for the company’s affiliate Janssen Pharmaceutica in Australia and during his tenure held a number of positions, including Company Group Chairman, Worldwide Commercial and Operations, CNS/Internal Medicine franchise; Company Group Chairman, Pharmaceutical Group, Europe, the Middle East and Africa; and Company Group Chairman, Pharmaceuticals Group, North America.

Mr. Norton currently serves on the Board of Directors of VIVUS, Inc., the Global Alliance for TB Drug Development and the American Foundation for Suicide Prevention, and is a Senior Advisor to Tapestry Networks Boston/London. He previously served on the Board of Directors of Savient Pharmaceuticals. Mr. Norton earned a Marketing degree from the College of Distributive

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Trades, London and Preston Polytechnic, Preston, U.K., and a degree in Computer Programming Technology from Control Data Institute in Sydney, Australia.

INC Research began trading on the Nasdaq Global Select Market under the symbol “INCR” on Nov. 7, 2014. For more information on the Company’s Board of Directors and Committees, visit the Investor Relations section of the website at investor.incresearch.com.

About INC Research

INC Research (Nasdaq: INCR) is a leading global contract research organization (CRO) providing the full range of Phase I to Phase IV clinical development services for the biopharmaceutical and medical device industry. Leveraging the breadth of our service offerings and the depth of our therapeutic expertise across multiple patient populations, INC Research connects customers, clinical research sites and patients to accelerate the delivery of new medicines to market. We were ranked “Top CRO to Work With” by sites worldwide in the 2013 CenterWatch Global Investigative Site Relationship Survey. INC Research is headquartered in Raleigh, N.C., with operations across six continents and experience spanning more than 100 countries. For more information, please visit www.incresearch.com and connect with us on LinkedIn and Twitter @inc_research.

Except for historical information, all of the statements, expectations, and assumptions contained in this press release are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Actual results might differ materially from those explicit or implicit in the forward-looking statements. Important factors that could cause actual results to differ materially include, but are not limited to: the fact that we remain a “controlled company” majority-owned by our private equity sponsors; the lack of a prior public market for our stock and potential volatility; the costs and distraction of being a public company; risks associated with our business; and the other risk factors set forth from time to time in our Form S-1 and other SEC filings, copies of which are available free of charge on our website at www.incresearch.com. INC Research assumes no obligation and does not intend to update these forward-looking statements, except as required by law.

CONTACT:

Investors:

Ronnie Speight, +1 919 745 2745

Media:

Lori Dorer, +1 513 345 1685